Exhibit 99.1

Live Ventures Reports Fiscal Third Quarter 2023 Financial Results

LAS VEGAS, August 10, 2023 -- Live Ventures Incorporated (Nasdaq: LIVE) (“Live Ventures” or the “Company”), a diversified holding company, today announced financial results for its fiscal third quarter ended June 30, 2023.

Fiscal Third Quarter 2023 Key Highlights:

•Revenues were $91.5 million, as compared with $68.3 million, an increase of 34.1% over the prior year period
•Net income was $1.1 million and diluted earnings per share (“EPS”) were $0.33, as compared with $3.5 million and diluted EPS of $1.11 in the prior year period
•Adjusted EBITDA¹ was $9.6 million, as compared with $8.8 million, an increase of 8.3% over the prior year period
•Total assets of $360.2 million
•Stockholders’ equity of $104.2 million
•Approximately $32.3 million of cash and availability under the Company’s credit facilities at the end of the quarter

Subsequent to quarter end, the Company acquired Precision Metal Works (“PMW”) for total consideration of $28 million, adding approximately $75 million of revenue per year. PMW manufactures and supplies highly-engineered parts and components. PMW offers world-class metal forming, assembly, and finishing solutions across diverse industries, including appliance, automotive, hardware, electrical, electronic, and medical products and devices.

“Amidst challenging economic headwinds during the quarter, revenue increased 34.1% and Adjusted EBITDA rose by 8.3%. This was largely driven by the strategic acquisitions of Flooring Liquidators, Inc. (“Flooring Liquidators”) and The Kinetic Co. (“Kinetic”), which together contributed a substantial $34.4 million in revenue and $4.0 million in Adjusted EBITDA for the quarter. While some of our segments experienced declines, our steadfast focus on expansion and innovation allowed us to continue our journey toward sustained success,” commented David Verret, Chief Financial Officer of Live Ventures.

“The acquisition of PMW is a source of great excitement for us as it complements our current steel manufacturing operations and aligns perfectly with our long-term 'buy-build-hold' strategy. We see immense potential with this acquisition,” stated Jon Isaac, President and Chief Executive Officer of Live Ventures. “In addition, we are making steady progress with our recent acquisitions by bolstering their capabilities and product offerings. Our dedication to generating long-term value for our stockholders remains steadfast. Despite the current market challenges, we have full confidence in our ability to navigate through them.”

¹ Adjusted EBITDA is a non-GAAP measure. A reconciliation of the non-GAAP measures is included below.

Third Quarter FY 2023 Financial Summary (in thousands except per share amounts)

	During the three months ended June 30,
	2023	2022	% Change
Revenues	$ 91,516	$ 68,269	34.1%
Operating Income	$ 5,561	$ 5,864	-5.2%
Net income	$ 1,060	$ 3,472	-69.5%
Diluted earnings per share	$ 0.33	$ 1.11	-70.3%
Adjusted EBITDA	$ 9,575	$ 8,840	8.3%

Third quarter FY 2023 revenues of $91.5 million increased 34.1%. The increase is primarily attributable to incremental revenue of approximately $34.4 million related to the recently acquired Flooring Liquidators and Kinetic. The increase was partially offset by decreased revenues of approximately $11.2 million in the other businesses, which is primarily due to reduced demand and inflationary pressures.

Operating income decreased 5.2% to $5.6 million for the third quarter of FY 2023, as compared to $5.9 million in the prior year period. The decrease in operating income is primarily attributable to lower revenues and higher costs in the Retail Entertainment, Flooring Manufacturing and Corporate segments, partially offset by the additions of Flooring Liquidators and Kinetic.

For the three months ended June 30, 2023, net income was $1.1 million and diluted EPS was $0.33, as compared with net income of $3.5 million and diluted EPS of $1.11 in the prior year period. The decrease in net income is attributable to lower operating income and increased interest expense. The increase in interest expense is primarily related to the incremental debt incurred in the Flooring Liquidators and Kinetic acquisitions.

Third quarter FY 2023 Adjusted EBITDA of $9.6 million increased approximately $0.7 million, or 8.3%, as compared to the prior year period. The increase is primarily due to the acquisitions of Flooring Liquidators and Kinetic offset by decreases in the other businesses.

As of June 30, 2023, the Company had total cash availability of $32.3 million, consisting of cash on hand of $3.5 million and cash availability under its various lines of credit of $28.8 million.

Third Quarter FY 2023 Segment Results (in thousands)

	During the three months ended June 30,
	2023	2022	% Change
Revenues
Retail - Entertainment	$ 18,009	$ 19,227	-6.3%
Retail - Flooring ²	27,449	-	N/A
Flooring Manufacturing	27,424	32,188	-14.8%
Steel Manufacturing ³	18,409	14,974	22.9%
Corporate & other	225	1,880	-88.0%
	$ 91,516	$ 68,269	34.1%

	During the three months ended June 30,
	2023	2022	% Change
Operating Income (loss)
Retail - Entertainment	$ 1,548	$ 2,202	-29.7%
Retail - Flooring ²	1,049	-	N/A
Flooring Manufacturing	2,022	3,289	-38.5%
Steel Manufacturing ³	2,703	1,268	113.2%
Corporate & other	(1,761)	(895)	N/A
	$ 5,561	$ 5,864	-5.2%

	During the three months ended June 30,
	2023	2022	% Change
Adjusted EBITDA
Retail - Entertainment	$ 1,864	$ 2,456	-24.1%
Retail - Flooring ²	2,083	-	N/A
Flooring Manufacturing	2,935	3,927	-25.3%
Steel Manufacturing ³	3,534	2,441	44.8%
Corporate & other	(841)	16	N/A
Total Adjusted EBITDA	$ 9,575	$ 8,840	8.3%

Adjusted EBITDA as a percentage of revenue
Retail - Entertainment	10.3%	12.8%
Retail - Flooring ²	7.6%	N/A
Flooring Manufacturing	10.7%	12.2%
Steel Manufacturing ³	19.2%	16.3%
Corporate & other	N/A	N/A
Consolidated adjusted EBITDA
as a percentage of revenue	10.5%	12.9%

² includes Flooring Liquidators in FY 2023 results
³ includes Kinetic in FY 2023 results
Retail - Entertainment
Third quarter FY 2023 Retail Entertainment segment revenues of $18.0 million decreased approximately $1.2 million, or 6.3%, as compared to the prior year. Revenues decreased due to reduced demand. Third quarter gross margin was 54.7%, as compared to 53.2% for the prior year period. Operating income for the third quarter was approximately $1.5 million, as compared to operating income of approximately $2.2 million for the prior year period.
Retail - Flooring
The Retail Flooring segment consists of Flooring Liquidators, which was acquired in January 2023. Third quarter FY 2023 Retail - Flooring Segment revenues were $27.4 million and gross margin was 37.8%. Operating income for the three months ended June 30, 2023 was approximately $1.0 million. During the quarter Flooring Liquidators acquired certain assets of Cal Coast Carpet Warehouse, Inc.

Flooring Manufacturing
Third quarter FY 2023 Flooring Manufacturing Segment revenues of $27.4 million decreased by approximately $4.8 million, or 14.8%, as compared to the prior year period, primarily due to reduced customer demand. Third quarter gross margin was 23.3% as compared to the prior year period of 23.2%. Operating income for the third quarter was approximately $2.0 million, as compared to operating income of approximately $3.3 million for the prior year period.
Steel Manufacturing
Third quarter FY 2023 Steel Manufacturing Segment revenues of $18.4 million increased by approximately $3.4 million, or 22.9%, as compared to the prior year period, primarily due to the acquisition of Kinetic. Third quarter gross margin was 29.2%, as compared to 26.8% for the prior year period. The increase in gross margin is attributable to Kinetic. Operating income for the three months ended June 30, 2023 was approximately $2.7 million, as compared to operating income of approximately $1.3 million in the prior period, the increase is due Kinetic.
Corporate and Other
Third quarter FY 2023 Corporate and Other Segment revenues decreased by $1.7 million, primarily due to decreased revenue for Salomon Whitney LLC (“SW Financial”). The decrease in revenue was primarily due to the shut-down of operations of SW Financial in May 2023. Operating loss for the three months ended June 30, 2023 was approximately $1.8 million, as compared to a loss of approximately $0.9 million in the prior period. As a result of the shut-down of operations of SW Financial, the Company recorded a gain on receipt of settlement in the amount of $2.0 million, with $1.0 million recognized in the second quarter and $1.0 million recognized in the third quarter, and a loss on deconsolidation of SW Financial's assets and liabilities of approximately $1.7 million recognized in the third quarter.

Nine Months FY 2023 Financial Summary (in thousands except per share amounts)

	During the nine months ended June 30,
	2023	2022	% Change
Revenues	$ 251,624	$ 213,133	18.1%
Operating Income	$ 15,080	$ 24,720	-39.0%
Net income	$ 4,462	$ 25,376	-82.4%
Diluted earnings per share	$ 1.42	$ 8.01	-82.3%
Adjusted EBITDA	$ 26,300	$ 31,193	-15.7%

Revenues increased approximately $38.5 million, or 18.1%, to $251.6 million for the nine months ended June 30, 2023, as compared to the prior year period. The increase is primarily attributable to the Flooring Liquidators and Kinetic acquisitions, which contributed incremental revenue of approximately $67.3 million, partially offset by decreased revenues in the other businesses approximately $28.8 million. The decrease in revenues is primarily due to reduced demand.
Operating income decreased to $15.1 million for the nine months ended June 30, 2023, as compared to $24.7 million in the prior year period. The decrease in operating income is primarily attributable to lower gross profit margins as a result of inflationary cost increases and lower operating margins primarily due to higher general and administrative expenses related to the acquisitions of Flooring Liquidators and Kinetic.
For the nine months ended June 30, 2023, net income was $4.5 million and diluted EPS was $1.42, as compared with net income of $25.4 million and diluted EPS of $8.01 in the prior year period. The decrease in net income is attributable to lower profit margins as a result of inflationary cost increases. In addition, the prior year’s net income included a benefit of approximately $11.4 million or $3.56 per diluted share for a gain on bankruptcy settlement of ApplianceSmart, Inc..
Adjusted EBITDA for the nine months ended June 30, 2023 was $26.3 million, a decrease of approximately $4.9 million, or 15.7%, as compared to the prior year period. The decrease is primarily due to decreases in operating income, partially offset by increases related to the acquisitions of Flooring Liquidators and Kinetic.
Nine Months FY 2023 Segment Results (in thousands)

	During the nine months ended June 30,
	2023	2022	% Change
Revenues
Retail - Entertainment	$ 60,388	$ 66,179	-8.8%
Retail - Flooring ²	48,218	-	N/A
Flooring Manufacturing	84,195	97,832	-13.9%
Steel Manufacturing ³	56,306	41,367	36.1%
Corporate & other	2,517	7,755	-67.5%
	$ 251,624	$ 213,133	18.1%

	During the nine months ended June 30,
	2023	2022	% Change
Operating Income (loss)
Retail - Entertainment	$ 7,542	$ 10,144	-25.7%
Retail - Flooring ²	833	-	N/A
Flooring Manufacturing	5,179	11,772	-56.0%
Steel Manufacturing ³	6,972	5,641	23.6%
Corporate & other	(5,446)	(2,837)	N/A
	$ 15,080	$ 24,720	-39.0%

	During the nine months ended June 30,
	2023	2022	% Change
Adjusted EBITDA
Retail - Entertainment	$ 8,519	$ 11,270	-24.4%
Retail - Flooring ²	3,194	-	N/A
Flooring Manufacturing	8,082	13,761	-41.3%
Steel Manufacturing ³	9,729	7,113	36.8%
Corporate & other	(3,224)	(951)	N/A
Total Adjusted EBITDA	$ 26,300	$ 31,193	-15.7%

Adjusted EBITDA as a percentage of revenue
Retail - Entertainment	14.1%	17.0%
Retail - Flooring ²	6.6%	N/A
Flooring Manufacturing	9.6%	14.1%
Steel Manufacturing ³	17.3%	17.2%
Corporate & other	N/A	N/A
Consolidated adjusted EBITDA
as a percentage of revenue	10.5%	14.6%

² includes Flooring Liquidators in FY 2023 results
³ includes Kinetic in FY 2023 results
Retail - Entertainment
Retail Entertainment segment revenues for the nine months ended June 30, 2023 were approximately $60.4 million, a decrease of approximately $5.8 million, or 8.8%, as compared to the prior year revenues of approximately $66.2 million. Revenues decreased due to reduced demand. Gross margin was 54.0% for the nine months ended June 30, 2023, as compared to 52.5% for the prior year period. Operating income for the nine months ended June 30, 2023 was approximately $7.5 million, as compared to operating income of approximately $10.1 million for the prior year period.
Retail - Flooring
Retail Flooring segment revenues for the nine months ended June 30, 2023 were $48.2 million and gross margin was 37.6%. Operating income for the nine months ended June 30, 2023 was $0.8 million.
Flooring Manufacturing
Revenues for the nine months ended June 30, 2023 were approximately $84.2 million, a decrease of approximately $13.6 million, or 13.9%, as compared to the prior year period revenues of approximately $97.8 million, primarily due to reduced customer demand as a result of inflationary factors. Gross margin was 21.8% for the nine months ended June 30, 2023, as compared to 25.6% for the prior year period. Operating income for the nine months ended June 30, 2023 was approximately $5.2 million, as compared to operating income of approximately $11.8 million for the prior year period.
Steel Manufacturing
Revenues for the nine months ended June 30, 2023 increased by $14.9 million or 36.1% to approximately $56.3 million, as compared to the prior year period revenues of $41.4 million. The increase in revenues is primarily due to the acquisition of Kinetic. Gross margin was 27.4% for the nine months ended June 30, 2023, as compared to 28.7% for the prior year period. Operating income for the nine months ended June 30, 2023 was approximately $7.0 million, as compared to operating income of approximately $5.6 in the prior period.
Corporate and Other
Revenues for the nine months ended June 30, 2023 decreased by $5.2 million primarily due to weakness at SW Financial and the shut-down of operations in May 2023. Operating loss for the nine months ended June 30, 2023 was approximately $5.4 million, as compared to a loss of approximately $2.8 million in the prior period.

Non-GAAP Financial Information

Adjusted EBITDA
We evaluate the performance of our operations based on financial measures, such as “Adjusted EBITDA,” which is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) before interest expense, interest income, income taxes, depreciation, amortization, stock-based compensation, and other non-cash or nonrecurring charges. We believe that Adjusted EBITDA is an important indicator of the operational strength and performance of the business, including the business’s ability to fund acquisitions and other capital expenditures and to service its debt. Additionally, this measure is used by management to evaluate operating results and perform analytical comparisons and identify strategies to improve performance. Adjusted EBITDA is also a measure that is customarily used by financial analysts to evaluate a company’s financial performance, subject to certain adjustments. Adjusted EBITDA does not represent cash flows from operations, as defined by generally accepted accounting principles (“GAAP”), should not be construed as an alternative to net income or loss, and is indicative neither of our results of operations, nor of cash flow available to fund our cash needs. It is, however, a measurement that the Company believes is useful to investors in analyzing its operating performance. Accordingly, Adjusted EBITDA should be considered in addition to, but not as a substitute for, net income, cash flow provided by operating activities, and other measures of financial performance prepared in accordance with GAAP. As companies often define non-GAAP financial measures differently, Adjusted EBITDA, as calculated by Live Ventures Incorporated should not be compared to any similarly titled measures reported by other companies.

Forward-Looking and Cautionary Statements
The use of the word “Company” refers to Live Ventures and its wholly owned subsidiaries. Certain statements in this press release contain or may suggest "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties that could cause results to be materially different from expectations. Statements contained herein that look forward in time that include everything other than historical information, involve risks and uncertainties that may affect the Company’s actual results, including statements relating to accretion of the PMW acquisition, alignment of the PMW acquisition with the Company’s strategy, increased capabilities and product offerings, and creation of long-term stockholder value. These forward-looking statements can be identified by terminology such as "will," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates," and similar statements. Live Ventures may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission on Forms 10-K and 10-Q, Current Reports on Form 8-K, in its annual report to stockholders, in press releases and other written materials, and in oral statements made by its officers, directors or employees to third parties. There can be no assurance that such statements will prove to be accurate and there are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including, but not limited to, plans and objectives of management for future operations or products, the market acceptance or future success of our products, and our future financial performance. The Company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022 (available at http://www.sec.gov). Live Ventures undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events, or otherwise.
About Live Ventures Incorporated
Live Ventures is a diversified holding company with a strategic focus on value-oriented acquisitions of domestic middle-market companies. Live Ventures’ acquisition strategy is sector-agnostic and focuses on well-run, closely-held businesses with a demonstrated track record of earnings growth and cash flow generation. The Company looks for opportunities to partner with management teams of its acquired businesses to build increased stockholder value through a disciplined buy-build-hold long-term focused strategy. Live Ventures was founded in 1968. In late 2011 Jon Isaac, CEO and strategic investor, joined the Board of Directors of the Company and later refocused it into a diversified holding company. The Company’s current portfolio of diversified operating subsidiaries includes companies in the textile, flooring, tools, steel, and entertainment industries.

Contact:
Live Ventures Incorporated
Greg Powell, Director of Investor Relations
725.500.5597
gpowell@liveventures.com
www.liveventures.com

Source: Live Ventures Incorporated

LIVE VENTURES INCORPORATED
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(dollars in thousands, except per share amounts)

	June 30, 2023	September 30, 2022
	(Unaudited)
Assets
Cash	$ 3,547	$ 4,600
Trade receivables, net of allowance for doubtful accounts of $194,000 at June 30, 2023 and $132,000 at September 30, 2022	27,358	25,665
Inventories, net of reserves of $3.6 million at June 30, 2023 and $2.4 million at September 30, 2022	114,075	97,659
Income taxes receivable	4,087	4,403
Prepaid expenses and other current assets	3,249	2,477
Total current assets	152,316	134,804
Property and equipment, net of accumulated depreciation of $34.3 million at June 30, 2023, and $26.7 million at September 30, 2022	65,431	64,590
Right of use asset - operating leases	45,321	33,659
Deposits and other assets	1,593	647
Intangible assets, net of accumulated amortization of $3.4 million at June 30, 2023 and $2.1 million at September 30, 2022	24,117	3,844
Goodwill	71,389	41,093
Total assets	$ 360,167	$ 278,637
Liabilities and Stockholders' Equity
Liabilities:
Accounts payable	$ 14,808	$ 10,899
Accrued liabilities	22,748	16,486
Current portion of lease obligations - operating leases	10,582	7,851
Current portion of lease obligations - finance leases	355	217
Current portion of long-term debt	23,689	18,935
Current portion of notes payable related parties	1,000	2,000
Total current liabilities	73,182	56,388
Long-term debt, net of current portion	64,519	59,704
Lease obligation long term - operating leases	39,588	30,382
Lease obligation long term - finance leases	20,004	19,568
Notes payable related parties, net of current portion	44,773	5,000
Deferred taxes	13,046	8,818
Other non-current obligations	852	1,615
Total liabilities	255,964	181,475
Commitments and contingencies
Stockholders' equity:
Series E convertible preferred stock, $0.001 par value, 200,000 shares authorized, 47,840 shares issued and outstanding at June 30, 2023 and September 30, 2022, respectively, with a liquidation preference of $0.30 per share outstanding	—	—
Common stock, $0.001 par value, 10,000,000 shares authorized, 3,164,432 and 3,074,833 shares issued and outstanding at June 30, 2023 and September 30, 2022, respectively	2	2
Paid in capital	68,888	65,321
Treasury stock common 659,961 and 620,971 shares as of June 30, 2023 and September 30, 2022, respectively	(8,203)	(7,215)
Treasury stock Series E preferred 80,000 shares as of June 30, 2023 and September 30, 2022, respectively	(7)	(7)
Retained earnings	43,971	39,509
Equity attributable to Live stockholders	104,651	97,610
Non-controlling interest	(448)	(448)
Total stockholders' equity	104,203	97,162
Total liabilities and stockholders' equity	$ 360,167	$ 278,637

LIVE VENTURES, INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(dollars in thousands, except per share)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2023	2022	2023	2022
Revenues	$ 91,516	$ 68,269	$ 251,624	$ 213,133
Cost of revenues	59,347	45,920	165,903	138,215
Gross profit	32,169	22,349	85,721	74,918

Operating expenses:
General and administrative expenses	23,226	13,407	60,443	40,718
Sales and marketing expenses	3,382	3,078	10,198	9,480
Total operating expenses	26,608	16,485	70,641	50,198
Operating income	5,561	5,864	15,080	24,720
Other (expense) income:
Interest expense, net	(3,485)	(674)	(8,767)	(2,549)
Gain (loss) on debt extinguishment	—	279	—	(84)
Gain on disposal of fixed assets	(29)	(443)	(22)	(444)
Loss on write-off of ROU asset	—	(522)	—	(522)
Salomon Whitney settlement	1,000	—	2,000	—
Loss on disposition of Salomon Whitney	(1,696)	—	(1,696)	—
Gain on bankruptcy settlement	—	—	—	11,352
Other income (expense)	6	333	(671)	751
Total other income (expense), net	(4,204)	(1,027)	(9,156)	8,504
Income before provision for income taxes	1,357	4,837	5,924	33,224
Provision for income taxes	297	1,365	1,462	7,848
Net income	1,060	3,472	4,462	25,376
Net income attributable to Live stockholders	$ 1,060	$ 3,472	$ 4,462	$ 25,376

Income per share:
Basic	$ 0.33	$ 1.12	$ 1.43	$ 8.11
Diluted	$ 0.33	$ 1.11	$ 1.42	$ 8.01

Weighted average common shares outstanding:
Basic	3,166,842	3,090,321	3,123,177	3,128,813
Diluted	3,186,904	3,130,925	3,143,634	3,169,258

LIVE VENTURES INCORPORATED
NON-GAAP MEASURES RECONCILIATION

Adjusted EBITDA

The following table provides a reconciliation of Net income to total Adjusted EBITDA for the periods indicated (dollars in thousands):

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net income	$ 1,060	$ 3,472	$ 4,462	$ 25,376
Depreciation and amortization	3,683	1,571	9,978	4,616
Stock-based compensation	287	—	396	37
Interest expense, net	3,485	674	8,767	2,549
Income tax expense	297	1,365	1,462	7,848
Gain on bankruptcy settlement	—	—	—	(11,352)
(Gain)/loss on extinguishment of debt	—	(279)	—	84
SW Financial settlement gain	(1,000)	—	(2,000)	—
Disposition of SW Financial	1,697	—	1,697	—
Non-recurring costs for acquisitions	66	974	1,538	974
Write-off of fixed assets	—	438	—	438
Write-off of ROU assets	—	522	—	522
Other non-recurring company initiatives	—	103	—	101
Adjusted EBITDA	$ 9,575	$ 8,840	$ 26,300	$ 31,193